Exhibit 5.1

March 2, 2015

Silver Spring Networks, Inc.

555 Broadway Street

Redwood City, California 94063

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Silver Spring Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 2, 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 2,453,113 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to issuance by the Company (a) upon the exercise stock options granted or to be granted under the Company’s 2012 Equity Incentive Plan, as amended to date (the “2012 Plan”), (b) upon the settlement of Restricted Stock Units granted or to be granted under the Company’s 2012 Plan, (c) upon the settlement of Performance Stock Units granted or to be granted under the Company’s 2012 Plan, and (d) pursuant to purchase rights granted or to be granted under the Company’s 2012 Employee Stock Purchase Plan, as amended to date (the “Purchase Plan”). The 2012 Plan and the Purchase Plan are collectively referred to in this letter as the “Plans.” At your request we are providing this letter to express our opinion on the matters set forth in the numbered paragraphs below.

In giving the opinions contained this letter, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the documents described on Exhibit A attached hereto (which is incorporated in this letter by reference). Capitalized terms used but not defined in the body of this letter have the meanings given to such terms on Exhibit A hereto.

In giving the opinions contained in this letter, we have assumed the current accuracy of representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the Delaware General Corporation Law. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of rendering the opinions in this letter, we have relied on the accuracy of the representations made to us by officers of the Company with respect to the genuineness of all signatures on original documents by the Company, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any corporate proceedings of the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board or stockholders of the Company referenced above.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied upon the Good Standing Certificate and representations made to us by the Company, including those set forth in the Opinion Certificate.

In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to all the Shares and will not have been modified or rescinded.

Based upon, and subject to, the foregoing, it is our opinion that:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 2,453,113 Shares of Common Stock that may be issued and sold by the Company (a) upon the exercise of stock options granted or to be granted under the 2012 Plan, (b) upon the settlement of RSUs granted or to be granted under the 2012 Plan, (c) upon the settlement of Performance Stock Units granted or to be granted under the Company’s 2012 Plan, and (d) pursuant to the exercise of purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable Plans and, in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

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This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above and is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstances that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP

EXHIBIT A

to

Legal Opinion Regarding S-8 Registration Statement

of

Silver Springs Networks, Inc., a Delaware Corporation (the “Company”)

Certain Reviewed Documents

Capitalized terms used but not defined in this Exhibit A have the meanings defined for such terms in the Opinion Letter to which this Exhibit A is attached.

(1)	Copies of (i) the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 13, 2013 and certified by the Delaware Secretary of State on March 13, 2013 (the “Restated Certificate”) and (ii) the Company’s Restated Bylaws, certified by the Company’s Secretary on March 13, 2013 (together with the Restated Certificate, the “Charter Documents”).

(2)	The Registration Statement and the prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(3)	An Opinion Certificate of the Company addressed to us and dated the date of this letter containing certain factual representations (the “Opinion Certificate”)

(4)	A Certificate from Computershare Trust Company, N.A., the Company’s transfer agent, regarding the Company’s authorized, issued and outstanding shares of capital stock dated as of February 26, 2015.

(5)	A Certificate of Good Standing dated February 25, 2015, issued by the Delaware Secretary of State stating that the Company is duly incorporated, in good standing and has a legal corporate existence as of such date.

(6)	Telephone or facsimile notice on March 2, 2015 from the office of the Delaware Secretary of State that the information provided in the certificate referred to in (5) continues to be accurate as of such date (together, the “Good Standing Certificate”).

(7)	The Plans and related forms of agreements used by the Company under the Plans that will govern the Company’s issuance of Shares.

(8)	Copies of corporate proceedings of the Board, the Compensation Committee of the Board and the Company’s stockholders provided to us by the Company relating to the approval of the Charter Documents, the filing of the Registration Statement, the reservation of the Shares for sale and issuance pursuant to, and the sale and issuance of the Shares pursuant to the Plans.